UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 15, 2012 (June 15, 2012)

Date of Report (Date of earliest event reported)

INERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(Address of principal executive offices)

(816) 842-8181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 15, 2012, Inergy, L.P., a Delaware limited partnership (“Inergy”), Inergy GP, LLC, a Delaware limited liability company, Inergy Sales & Service, Inc., a Delaware corporation, and Suburban Propane Partners, L.P., a Delaware limited partnership (“Suburban”), entered into an amendment (the “Amendment”) to the parties’ Contribution Agreement dated April 25, 2012 (the “Contribution Agreement”), pursuant to which Inergy agreed to contribute its retail propane business to Suburban. Pursuant to the Contribution Agreement, Suburban is conducting exchange offers and related consent solicitations (the “Exchange Offers”) for up to $1.2 billion of certain of Inergy’s outstanding senior unsecured notes (the “Inergy Notes”). The Amendment provides that Suburban will offer a $50.0 million cash consent payment in connection with the Exchange Offers and that Inergy will pay $14.75 million to Suburban in cash at the closing of the transactions contemplated by the Contribution Agreement.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment that is attached hereto as Exhibit 2.1 and incorporated by reference into this Item 1.01.

Item 7.01	Regulation FD Disclosure.

On May 3, 2012, Inergy filed a Current Report on Form 8-K that included in Exhibit 99.1 thereto unaudited pro forma consolidated financial information as of and for the six months ended March 31, 2012 and for the fiscal year ended September 30, 2011. Such unaudited pro forma consolidated financial information was prepared to give effect to the transactions contemplated by the Contribution Agreement.

Inergy is updating its unaudited pro forma consolidated financial information to reflect the impact of the parties’ entry into the Amendment. The impact to Inergy’s unaudited pro forma consolidated balance sheet as of March 31, 2012 results in a decrease to cash and cash equivalents of $4.0 million, an increase to long-term debt, less current portion, of $10.8 million and a decrease to total partners’ capital of $14.8 million. The impact to Inergy’s unaudited pro forma consolidated statement of operations for the six months ended March 31, 2012 and for the year ended September 30, 2011 results in an increase in interest expense, net, of $0.2 million and $0.4 million, respectively.

Inergy is further updating its unaudited pro forma consolidated financial information to reflect the impact of the value of the Suburban common units to be received based on the terms of the Contribution Agreement. The value of these Suburban common units as of June 12, 2012 is $523.8 million. The impact to Inergy’s unaudited pro forma consolidated balance sheet as of March 31, 2012 results in a decrease to investments of $76.2 million and a decrease to total partners’ capital of $76.2 million.

Forward Looking Statements

Information contained in this Current Report on Form 8-K may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements may include statements preceded by, followed by or that contain forward-looking terminology, including the words “believe,” “expect,” “may,” “should,” “could,” “anticipate,” “estimate,” “intend” or the negation thereof, or similar expressions. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Among those is the risk that the conditions to closing the Contribution Agreement are not met or that the anticipated benefits from the proposed transactions contemplated by the Contribution Agreement cannot be fully realized. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; Inergy’s ability to successfully implement its business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; Inergy’s ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory and administrative proceedings against, or that may be brought against, Inergy or its subsidiaries. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. Inergy undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Amendment to Contribution Agreement, dated June 15, 2012, by and among Inergy, L.P., Inergy GP, LLC, Inergy Sales & Service, Inc. and Suburban Propane Partners, L.P.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INERGY, L.P.

	By:	INERGY GP, LLC,
its General Partner

Date: June 15, 2012	By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

2.1	Amendment to Contribution Agreement, dated June 15, 2012, by and among Inergy, L.P., Inergy GP, LLC, Inergy Sales & Service, Inc. and Suburban Propane Partners, L.P.

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